Exhibit 99.1

For Immediate Release	For additional information
Contact: Terry R. Thomas
or Terry E. George
at (614) 356-5000

Dominion Homes Reports Earnings for the Second Quarter of 2005

DUBLIN, Ohio – August 4, 2005 – Dominion Homes, Inc. (NASDAQ:DHOM) today announced results for its second quarter ended June 30, 2005. Highlights included:

•	Revenues of $105.2 million for the quarter ended June 30, 2005, compared to $148.2 million for the quarter ended June 30, 2004;

•	Net income of $2.5 million for the three months ended June 30, 2005, compared to $6.6 million for the three months ended June 30, 2004;

•	Diluted earnings of $0.31 per share for the quarter ended June 30, 2005, compared to $0.81 per diluted share for the three months ended June 30, 2004;

•	Sales of 655 homes, with a sales value of $123.1 million, for the quarter ended June 30, 2005, compared to sales of 510 homes, with a sales value of $98.9 million, for the three months ended June 30, 2004;

•	Deliveries of 548 homes for the quarter ended June 30, 2005 compared to 778 homes delivered for the three months ended June 30, 2004;

•	Backlog of 887 sales contracts, with a sales value of $177.1 million, at June 30, 2005, compared to a backlog of 1,067 sales contracts, with a sales value of $216.4 million, at June 30, 2004;

•	Gross profit of 22.3% for the second quarter of 2005 compared to 22.1% for the second quarter of 2004;

•	Selling, general and administrative expenses of $17.2 million for the second quarter of 2005 compared to $20.1 million for the second quarter of 2004; and

•	Active communities of 63 at June 30, 2005 compared to 56 at June 30, 2004.

Douglas G. Borror, Chief Executive Officer, commented, “Our second quarter results were better than our original projections. We are pleased that our sales seem to have stabilized, and that we continue to strengthen our backlog. We remain focused on increasing our sales, delivering well-built homes, managing our developed lot inventory, and focusing on our customers’ experience.”

The Company will host a conference call on Friday, August 5, 2005 at 10:00 a.m. Eastern Time. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting “About Dominion Homes,” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website.

Additional Financial Highlights

Second Quarter of 2005

Revenues. Revenues for the second quarter of 2005 were $105.2 million from the delivery of 548 homes, compared to $148.2 million from the delivery of 778 homes during the same period the previous year. Second quarter 2005 revenues included fee revenues from the Company’s mortgage financing services subsidiary of $1.3 million compared to $2.1 million for the second quarter of 2004. Also included in second quarter 2005 revenues are 20 model home sales, with a sales value of $3.2 million. These homes were subsequently leased back by the Company for use as sales models. The average delivery price of homes during the second quarter of 2005 was approximately $189,600 compared to $187,700 for the second quarter of 2004.

Net Income. The lower net income for the second quarter of 2005 is principally due to the delivery of 29.6% fewer homes compared to the second quarter of 2004. The Company delivered fewer homes during the second quarter of 2005 because of a lower number of sales contracts in backlog at the beginning of this quarter compared to the second quarter of 2004.

Gross Profit. Gross profit for the second quarter of 2005 was $9.3 million lower than the same period a year ago, principally due to the delivery of fewer homes. Included in gross profit for the second quarter of 2005 and 2004 were $1.4 million and $349,000 of write-offs primarily related to deposits and due-diligence costs incurred for land that the Company decided not to purchase. In addition, $824,000 of gains from the sale of property was recorded in gross profit in the second quarter of 2005.

Selling, General and Administrative Expense. For the second quarter of 2005 selling, general and administrative expense decreased to $17.2 million from $20.1 million for the second quarter of 2004, principally as a result of delivering fewer homes.

Interest Expense and Provisions for Income Taxes. Interest expense incurred during the second quarter of 2005 increased to approximately $2.9 million from $2.2 million during the second quarter of 2004, primarily due to a higher average interest rate. The Company’s effective tax rate for the second quarter of 2005 decreased to 22.7% from 36.7% in the second quarter of 2004 primarily due to favorable tax audit settlements that occurred during the second quarter of 2005.

First Six Months of 2005

Revenues. Revenues for the first six months of 2005 decreased by $66.1 million to $197.8 million compared to revenues of $263.9 million during the same period a year ago. Home deliveries for the six months ended June 30, 2005 were 1,026 homes compared to 1,412 homes for the six months ended June 30, 2004. Included in revenues for the first six months of 2005 was $2.3 million of fee revenues from the Company’s mortgage financing services subsidiary compared to $4.1 million for the first six months of 2004. Also included in revenues for the first six months of 2005 were 20 model home sales with a sales value of $3.2 million.

Net Income. Net income for the first six months of 2005 was $3.2 million, or $0.39 per diluted share, compared to $11.7 million, or $1.43 per diluted share, for the same period in 2004.

Gross Profit. Gross profit for the first six months of 2005 was $18.0 million lower than the gross profit reported for the first six months of 2004. The Company’s gross profit margin was 21.7% for the first six months of 2005 compared to 23.1% for the first six months of 2004. This decrease in gross profit margin was primarily due to an increase in the cost of constructing our homes and higher lot costs. Included in gross profit for the first six months of 2005 and 2004, respectively, were $2.4 million and $230,000 of write-offs primarily related to deposits and due-diligence costs incurred for land that the Company decided not to purchase. In addition, $824,000 of gains from the sale of property was recorded in gross profit in the first six months of 2005.

Selling, General and Administrative Expense. Selling, general and administrative expense for the first six months of 2005 decreased by $5.5 million to $33.3 million from $38.8 million for the first six months of 2004.

Interest Expense and Provisions for Income Taxes. Interest expense incurred during the first six months of 2005 increased to approximately $5.5 million from $3.8 million during the first six months of 2004, primarily due to a higher average interest rate and higher average borrowings. The Company’s effective tax rate for the first six months of 2005 decreased to 25.0% from 36.6% in the first six months of 2004 primarily due to favorable tax audit settlements that occurred during the first six months of 2005.

Sales. The Company sold 1,281 homes, with a sales value of $243.9 million, during the first six months of 2005 compared to 1,460 homes, with a sales value of $275.8 million, during the first six months of 2004.

Backlog. The average price of homes in backlog on June 30, 2005 was $199,700 compared to $202,800 on June 30, 2004.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$105,207	$148,181	$197,850	$263,853
Cost of real estate sold	81,776	115,425	154,860	202,849

Gross profit	23,431	32,756	42,990	61,004
Selling, general and administrative	17,244	20,087	33,292	38,797

Income from operations	6,187	12,669	9,698	22,207
Interest expense	2,927	2,178	5,483	3,791

Income before income taxes	3,260	10,491	4,215	18,416
Provision for income taxes	741	3,852	1,054	6,739

Net income	$2,519	$6,639	$3,161	$11,677

Earnings per share
Basic	$0.31	$0.83	$0.39	$1.47

Diluted	$0.31	$0.81	$0.39	$1.43

Weighted average shares outstanding
Basic	8,054,648	7,973,456	8,049,844	7,967,334

Diluted	8,203,815	8,198,251	8,206,933	8,160,487

Consolidated Balance Sheets

	June 30, 2005 (Unaudited)	December 31, 2004
ASSETS
Cash and cash equivalents	$7,497	$6,710
Accounts receivable	5,419	4,521
Real estate inventories	426,439	416,519
Prepaid expenses and other	8,062	6,503
Deferred income taxes	1,534	2,685
Net property and equipment	6,451	7,542

Total assets	$455,402	$444,480

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$206,389	$194,378
Term debt	8,709	5,819
Other liabilities	47,714	55,386

Total liabilities	262,812	255,583
Total shareholders’ equity	192,590	188,897

Total liabilities and shareholders’ equity	$455,402	$444,480

Lot Inventory as of June 30, 2005

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,602	1,513	9,039	12,154
Kentucky	463	514	1,089	2,066
Controlled by the Company:
Central Ohio	—	—	4,098	4,098
Kentucky	—	—	208	208
Held for sale:
Central Ohio	—	—	964	964
Kentucky	—	—	204	204

Total Land Inventory	2,065	2,027	15,602	19,694

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